EXHIBIT 99.1

United-Guardian Reports Second Quarter Results

HAUPPAUGE, N.Y., Aug. 07, 2026 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the second quarter and first half of 2026. Second quarter net sales increased by 10% from $2,838,225 in 2025 to $3,108,267 in 2026, with net income increasing 16% from $626,826 ($0.14 per share) to $728,579 ($0.16 per share). Net sales for the six-month period ended June 30th increased by 12% from $5,319,352 in 2025 to $5,980,489 in 2026, and net income increased by 30% from $1,187,721 ($0.26 per share) to $1,547,481 ($0.34 per share).

Donna Vigilante, President of United-Guardian, stated, “I am pleased to report that sales and earnings increased in both the second quarter and first half of 2026. Sales of our cosmetic ingredients and pharmaceutical products increased during both periods compared with the same periods in 2025. Cosmetic ingredient sales increased by 44% in the second quarter and 34% in the first half of 2026 compared with the same periods in 2025. The growth in cosmetic ingredient sales was primarily attributable to increased purchases by Ashland Specialty Ingredients (“ASI”), our largest cosmetic distributor. ASI had experienced higher-than-normal inventory levels in 2025, which have since been reduced, resulting in the resumption of regular purchasing levels in the first half of 2026. Pharmaceutical sales increased by 1% in the second quarter and 11% in the first half of 2026 compared with the same periods in 2025, with Renacidin®, our most important pharmaceutical product, serving as the primary driver of growth.”

“As we move through 2026, we remain focused on our growth plan, which includes expanding promotional efforts and increasing market awareness for Renacidin, particularly among physicians and care providers; increasing awareness of our “natural” products; and growing our medical lubricant business.”

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, medical lubricants, and sexual wellness ingredients.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the Three and Six Months Ended June 30, 2026 and 2025

STATEMENTS OF INCOME (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2026	2025	2026	2025

Net sales	$3,108,267	$2,838,225	$5,980,489	$5,319,352

Costs and expenses:
Cost of sales	1,562,465	1,340,854	3,010,254	2,463,930
Operating expenses	667,282	694,050	1,334,245	1,326,785
Research and development expense	124,395	107,868	239,416	222,262
Total costs and expenses	2,354,142	2,142,772	4,583,915	4,012,977
Income from operations	754,125	695,453	1,396,574	1,306,375

Other income:
Investment income	70,445	70,573	140,259	155,260
Net gain on marketable securities	48,365	24,576	66,107	36,926
Settlement income	36,360	---	339,493	---
Gain on sale of asset	8,310	---	8,310	---
Total other income	163,480	95,149	554,169	192,186
Income before provision for income taxes	917,605	790,602	1,950,743	1,498,561

Provision for income taxes	189,026	163,776	403,262	310,840
Net income	$728,579	$626,826	$1,547,481	$1,187,721

Earnings per common share (basic and diluted)	$0.16	$0.14	$0.34	$0.26
Weighted average shares (basic and diluted)	4,594,319	4,594,319	4,594,319	4,594,319